Clay Thomas, P.C.

Certified Public Accountant

8302 Hausman Road West

No. 518

San Antonio, Texas 78249

(210) 908-9536 (office)

(210) 908-9344 (fax)

To the Board of Directors

Bensata Corporation

Houston, Texas

CONSENT OF INDEPENDENT ACCOUNTANTS

I hereby consent to the incorporation of this Audit Report for the period of inception through December 31, 2011, and for the periods ending December 31, 2010 and 2011 of my audit report dated March 26, 2012 and to the inclusion in a Registration Statement on Form S-1, dated March 30, 2012 relating to the financial statements and financial statement schedules for the periods ended December 31, 2011, 2010 and from inception to December 31, 2011 listed in the accompanying index.

I also consent to the company’s reference to me as an expert within the registration statement.

Respectfully,

//s// Clay Thomas
Clay Thomas, P.C.
Houston, Texas
March 26, 2012